UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 14, 2012

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1370 Avenue of the Americas, Suite 902
New York, New York 10019
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (858) 699-8313.

One E-Commerce Corporation
(Former Name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

As previously reported in the current report on Form 8-K filed by Islet Sciences, Inc., a Nevada corporation (formerly One E-Commerce Corporation, the “Company”) with the SEC on February 29, 2012, on February 23, 2012, the Company and its wholly-owned subsidiary Islet Sciences, Inc., a Delaware corporation, entered into a Share Exchange Agreement with DiaKine Therapeutics, Inc., a Delaware corporation (“DTI”), and shareholders of DTI, whereby the Company agreed to issue to the DTI shareholders an aggregate of 200,000 shares of its newly designated shares of Series C preferred stock, par value $0.001 per share (“Series C Preferred Stock”) in exchange for all issued and outstanding shares of DTI. The Company also agreed to issue to DTI 100,000 shares of its common stock for no additional consideration in satisfaction of DTI’s liabilities outstanding at the closing under the agreement.

The closing of transactions contemplated by the Share Exchange Agreement occurred on March 14, 2012. As a result, DTI became a wholly-owned subsidiary of the Company. DTI is a development stage biotechnology company engaged in the research and development of treatments for diabetes.

Item 3.02  Unregistered Sales of Equity Securities.

On March 14, 2012, in exchange for all issued and outstanding stock of DTI the Company issued to DTI shareholders 200,000 shares of Series C Preferred Stock with each share of preferred stock convertible into ten shares of the Company’s common stock. The Company also issued 100,000 shares of its common stock to DTI for no additional consideration in satisfaction of DTI’s liabilities outstanding as of the closing date.

Neither the shares of Series C Preferred Stock, nor the shares of the Company’s common stock issuable upon conversion of the Series C Preferred Stock, nor the shares of common stock issued to DTI creditors have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company issued these securities in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act and Regulation D promulgated thereunder. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.03  Material Modification to Rights of Security Holders

In connection with the share exchange, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designations, Preferences, Rights and Limitations of Series C Preferred Stock (the “Series C Certificate”). Pursuant to the Series C Certificate, there are 200,000 shares of Series C Preferred Stock authorized.

The holders of the Series C preferred stock are entitled to vote together with the holders of the Company’s common stock, with each such holder entitled to the number of votes equal to the number of shares of the Company’s common stock into which such Series C Preferred Stock would be converted if converted on the record date for the taking of a vote. Holders of Series C Preferred Stock are entitled to receive an aggregate liquidation preference of $3,000,000 payable in cash in preference to holders of common stock and any other series of preferred stock. Each share of Series C Preferred Stock is convertible into 10 shares of common stock. If the closing price of the common stock for ten consecutive trading days immediately preceding the conversion is greater than or equal to $1.50 (as adjusted for any stock dividends, combinations, splits, and recapitalizations) on the primary trading market on which the common stock is then listed or quoted, then the outstanding shares of Series C Preferred Stock will be converted automatically into shares of common stock.

The foregoing summary does not purport to be a complete statement of the parties’ rights and obligations under the Series C Certificate or a complete explanation of the material terms thereof. The foregoing summary is qualified in its entirety by reference to the Series C Certificate attached hereto as Exhibit 4.1.

Item 9.01  Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

4.1	Certificate of Designation, Preferences, Rights and Limitations of Series C Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: March 15, 2012	By:	/s/ John Steel
John Steel
Chief Executive Officer